UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 30, 2004

OUTBACK STEAKHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL	33607

(Address of principle executive offices)	(Zip Code)

Registrant's telephone number, including area code	(813) 282-1225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 30, 2004, we received notification that T-Bird Nevada, LLC (“T-Bird”) received a one-month extension of the maturity date on its line of credit from Bank of America, N.A. (the “bank”) that permits borrowing of up to $35,000,000.  T-Bird is a limited liability company owned by our California franchisee.  We are the guarantor of T-Bird’s line of credit and we include T-Bird in our consolidated financial statements.  The outstanding balance on the line of credit was approximately $30,000,000 as of December 30, 2004 and was originally scheduled to mature December 31, 2004.

We are not the primary obligor on the line of credit and we are not aware of any non-compliance with the underlying terms of the line of credit agreement that would result in us having to perform in accordance with the terms of the guarantee.  If a default under the line of credit were to occur requiring us to perform under the guarantee obligation, we have the right to declare all of our California franchisees in default under their franchise agreements.  We would also have the right to recourse under loans T-Bird has made to individual corporations in California, which own the land and/or building for those franchise locations.

As of the date of this filing, we understand that T-Bird and the bank are negotiating a longer-term renewal of the line of credit and our guarantee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBACK STEAKHOUSE, INC.
(Registrant)

Date: January 4, 2005	By:	/s/ Robert S. Merritt

Robert S. Merritt
Senior Vice President and
Chief Financial Officer